October 30, 2023

Frank Funds

781 Crandon Boulevard, Unit 602

Key Biscayne, FL 33149

Re:

Frank Funds, File Nos. 333-113657 and 811-21532

Dear Sir/Madam:

A legal opinion (the “Legal Opinion 1”) that we prepared was filed with Post-Effective Amendment No. 5 under the Securities Act of 1933, as amended to the Frank Funds’ Registration Statement.  An additional legal opinion (the “Legal Opinion 2”) that we prepared was filed with Post-Effective Amendment No. 32 under the Securities Act of 1933, as amended to the Frank Funds’ Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion 1 and Legal Opinion 2 into Post-Effective Amendment No. 44 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP